EXHIBIT 3(i)

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS
OF THE
SERIES D CONVERTIBLE PREFERRED STOCK
OF
TURBOCHEF TECHNOLOGIES, INC.
(a Delaware corporation)

Pursuant to the provisions of Section 151(g)
of the General Corporation Law of the State of Delaware

          TURBOCHEF TECHNOLOGIES, INC., a corporation organized and validly existing under the General Corporation Law of the State of Delaware (the “Corporation”), desiring to set the designations, powers, preferences and rights of the authorized but unissued preferred stock of the Corporation under the provisions of and subject to the requirements of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation at a meeting held on October 24, 2003:

          WHEREAS, the Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 9, 1993;

          WHEREAS, the Certificate of Amendment to the Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on June 18, 1999 (the “Amended Certificate”), authorizes a class of stock designated as preferred stock (the “Preferred Stock”), comprising 5,000,000 shares, par value $1.00 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Corporation, within the limitations and restrictions stated in the Amended Certificate, to fix or alter the voting powers, designations, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any series of Preferred Stock within the limitations set forth in the General Corporation Law of the State of Delaware (the “DGCL”); and

          WHEREAS, it is the desire of the Board of Directors of the Corporation to designate one new series of Preferred Stock and to fix the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as provided hereinafter;

          NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Corporation does hereby designate two million five hundred thousand (2,500,000) shares of the authorized but unissued Preferred Stock as Series D Convertible Preferred Stock, par value $1.00 per share, and does hereby fix the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Series D Preferred Stock to be as follows:

SERIES D CONVERTIBLE PREFERRED STOCK

          1.          Designation and Number of Shares.  The shares of such series shall be designated as “Series D Convertible Preferred Stock”, and the number of shares constituting such series shall be two million five hundred thousand (2,500,000), par value $1.00 per share (such shares being referred to as the “Series D Preferred Stock”).  Such number of shares of the Series D Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Company.

          2.          Rank.  Except as otherwise expressly provided herein, with respect to dividend rights, redemption rights and rights on liquidation, dissolution or winding up, the Series D Preferred Stock will rank senior to the following capital stock of the Corporation:  (a) the Common Stock, par value $0.01 per share; (b) all other classes of common stock; (c) the Series A Convertible Preferred Stock, par value $1.00 per share; (d) the Series B Convertible Preferred Stock, par value $1.00 per share; (e) the Series C Convertible Preferred Stock, par value $1.00 per share; and (f) all other classes or series of Preferred Stock.

          3.          Dividends.  The Corporation shall not declare or pay any dividends on shares of Common Stock until the holders of the Series D Preferred Stock then outstanding shall have first received a cash dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the product of (a) the per share amount, if any, of the dividends to be declared, paid or set aside for the Common Stock, multiplied by (b) the number of whole shares of Common Stock into which such share of Series D Preferred Stock could then be convertible, whether or not the Corporation then has sufficient authorized but unissued Common Stock to effect such conversion.

          4.          Liquidation, Dissolution or Winding Up.

                       (a)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to satisfy in full any and all debts, liabilities and obligations of the Corporation, and all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series D Preferred Stock, if any, but before any payment shall be made to the holders of the Common Stock or any shares of any class or series of shares of the Corporation, or any instrument or security directly or indirectly convertible into or exercisable or exchangeable for shares of any class or series of the Corporation, whose preference or priority as to rights on liquidation, dissolution or winding up is junior to any such preference or priority of the Series D Preferred Stock (such Common Stock and other securities being collectively referred to as “Junior Stock”), an amount per share equal to the greater of (i) (A) the consideration paid to the Corporation for such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such share), plus (B) all accrued and unpaid dividends on such share, if any, or (ii) the per share amount a holder of Series D Preferred Stock would have been entitled to receive if such holder had exercised its conversion rights provided herein immediately prior to the liquidation, dissolution or winding up of the Corporation, whether or not the Corporation then has sufficient authorized but unissued Common Stock to effect such conversion.  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series D Preferred Stock and the holders of any class or series of stock ranking on liquidation on a parity with the Series D Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                       (b)     After the payment of all preferential amounts required to be paid to the holders of the Series D Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series D Preferred Stock, any remaining assets available for distribution shall be distributed to the holders of Junior Stock (in proportion to their respective ranking on liquidation) and no further distributions shall be made to the holders of Series D Preferred Stock.

                       (c)     For the purposes of this Section 4, any merger or consolidation of the Corporation into or with any other corporation or entity, or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation, unless the holders of a majority of the Series D Preferred Stock then outstanding vote otherwise.

                       (d)     For purposes of this Section 4, if any Assets distributed to stockholders upon liquidation, dissolution or winding up of the Corporation consist of property other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.

                       (e)     In the event that any holder of Series D Preferred Stock has been paid in full all amounts payable upon any share of Series D Preferred Stock pursuant to the first sentence of Section 4(a) in connection with a liquidation, dissolution or winding up resulting from the sale or disposition of all or substantially all of the assets of the Corporation, the Corporation shall have the right, at its election and in its absolute discretion (provided that the Corporation then has legally available funds therefor), to repurchase any such share of Series D Preferred Stock upon which all amounts payable pursuant to Section 4(a) have been paid in full, and the repurchase price of such share shall be $.001.  The Corporation may exercise its repurchase right under this Section 4(e) by delivering to the holder of any share of Series D Preferred Stock which the Corporation determines to repurchase, a notice stating the number of shares that the Corporation has determined to repurchase, the effective date of such repurchase and attaching a duly endorsed check for the aggregate repurchase price of such shares.  The repurchase of such shares shall be effective upon the date specified in such notice by the Corporation.  If so requested in the Corporation’s notice, any holder from which the Corporation has repurchased shares of Series D Preferred Stock in accordance with this Section 4(e) shall thereafter deliver for cancellation to the Corporation its certificate or certificates, formerly representing the shares so repurchased.  If the certificate or certificates so surrendered by the holder represent in excess of the number of shares so repurchased, the Corporation shall promptly deliver to such holder a certificate or certificates representing the number and type of shares represented by the surrendered certificate or certificates but not repurchased in accordance with this Section 4(e).

          5.          Voting.

                       (a)     Except where the holders of the Series D Preferred Stock shall vote as a class pursuant to Section 5(b) and Section 5(c) below, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, each holder of outstanding shares of Series D Preferred Stock shall have a number of votes per share of the Series D Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any consent, if such mater is subject to a consent of the stockholders without a meeting, equal to the number of whole shares of Common Stock into which such share of Series D Preferred Stock is convertible on the close of business on such record date or effective date, as the case may be (as adjusted from time to time pursuant to Section 6(c) hereof).  Except as provided by law or by the provisions of the Company’s Certificate of Incorporation, as amended, establishing any other series of Preferred Stock (including with respect to Series D Preferred Stock, Section 5(b) and Section 5(c) below), holders of Series D Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

                       (b)     For so long as at least twenty-five percent (25%) of the shares of Series D Preferred Stock issued on the date upon which the final sale of Series D Preferred Stock occurs in the transaction or the contemporaneous series of transactions that constitutes the Company’s initial offering of Series D Preferred Stock (the “Last Original Issue Date”) remain unconverted, the holders of Series D Preferred Stock shall be entitled to elect, on an annual basis and by the affirmative vote of the holders of a majority of the outstanding Series D Preferred Stock, two-thirds of the total number of directors of the Corporation, rounded to the next highest whole number.

                       (c)     In addition to any other vote or consent of stockholders provided by law or by the Corporation’s Certificate of Incorporation, as amended, for so long as at least twenty-five percent (25%) of the shares of Series D Preferred Stock issued on the Last Original Issue Date remain unconverted, the Corporation shall not (whether by merger, consolidation, reorganization, recapitalization or otherwise), without the approval by vote or written consent of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock:

                                 (i)     amend, waive or repeal any provisions of, or add any provision to the Corporation’s Certificate of Incorporation or Bylaws, or take any action or enter into any other agreements, which prohibit or conflict with the Corporation’s obligations hereunder with respect to the holders of the Series D Preferred Stock;

                                 (ii)     alter or change the rights, preferences or privileges of the shares of the Series D Preferred Stock;

                                 (iii)     increase, decrease or otherwise change the number of authorized shares of the Corporation’s capital stock, or create, authorize, designate, issue or establish any class or series of its capital stock which ranks senior to, or on a parity with, the Series D Preferred Stock as to dividend, redemption rights, voting rights or rights on liquidation, dissolution or winding up of the Corporation;

                                 (iv)     declare or pay any dividend on, purchase, redeem or otherwise acquire any security of the Corporation that is Junior Stock with respect to the Series D Preferred Stock, or which ranks senior to, or on a parity with, the Series D Preferred Stock, unless the Corporation is otherwise required to declare or pay such dividend pursuant to the terms of its Certificate of Incorporation, as amended;

                                 (v)     take any action which would result in increasing the number of directors to more than six; or

                                 (vi)     engage in any merger, consolidation or statutory share exchange.

          6.          Conversion.  The holders of Series D Preferred Stock shall have conversion rights as follows:

                       (a)     Right to Convert.  Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the consideration paid to the Corporation for each share by the Conversion Price (as defined below) in effect at the time of conversion.  The “Conversion Price” for Series D Preferred Stock shall initially be $.306613 for each share (e.g., each share of Series D Preferred Stock shall initially be convertible into twenty (20) shares of Common Stock).  Such initial Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  Notwithstanding the foregoing, holders of Series D Preferred Stock shall be entitled to convert, at any time, only such number of shares of Series D Preferred Stock with respect to which authorized but unissued shares of Common Stock are then reserved for issuance pursuant to Section 6(f) at the applicable Conversion Price, taking into account all outstanding shares of Common Stock, all shares of Common Stock reserved for issuance on the Last Original Issue Date for the exercise of options, warrants, other Common Stock equivalents and series of Preferred Stock other than the Series D Preferred Stock, and an additional six million (6,000,000) shares of Common Stock to be reserved for issuance of stock awards by the Company’s Board of Directors.

                       (b)     Mechanics of Conversion.  Before any holder of Series D Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the Corporation or any transfer agent of the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert the same, such notice to state the name or names and addresses to which certificates for Common Stock will be issued.  No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock or to a third party such holder may designate in writing, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, a check payable to the holder in the amount of any cash amounts payable as the result of conversion into fractional shares of Common Stock plus unpaid dividends, and if less than all the shares of the Series D Preferred Stock represented by such certificates are converted, a certificate representing the shares of Series D Preferred Stock not converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder surrendering Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock or other property issuable upon such conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the closing of such sale of securities.  Notice of such conversion in connection with an underwritten offering of securities shall be given by the Corporation by mail, postage prepaid, to the holders of the Series D Preferred Stock at their addresses shown in the Corporation’s records, at least ten (10) days prior to the closing date of the sale of such securities.  On or after the closing date as specified in such notice, each holder of Series D Preferred Stock shall surrender his/her/its certificate or certificates representing such Series D Preferred Stock for the number of shares of Common Stock to which such holder is entitled at the office of the Corporation or any transfer agent for the Common Stock.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock and any declared but unpaid dividends.  The conversion shall be deemed to have occurred as of the close of business on the actual closing date with respect to the sale of such securities, and, notwithstanding that any certificate representing the Series D Preferred Stock to be converted shall not have been surrendered, each holder of such Series D Preferred Stock shall thereafter be treated for all purposes as the record holder of the number of shares of Common Stock issuable to such holder upon such conversion.

                       (c)     Adjustments to Conversion Price.

                                (i)     Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided or increased, by stock split or stock dividend, into a greater number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                                (ii)     Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series D Preferred Stock immediately before that change.

                                (iii)     Adjustments for Merger, Sale, Lease or Conveyance.  In the event of any consolidation with or merger of the Corporation with or into another entity, or in case of any sale, lease or conveyance to another person or entity of the assets of the Corporation as an entirety or substantially as an entirety, the Series D Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of the Series D Preferred Stock as the case may be, would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series D Preferred Stock.

                                (iv)     Other Provisions Applicable to Adjustment Under this Section.  The following provisions will be applicable to the adjustments in Conversion Price as provided in this Section:

                                          (A)     The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

                                         (B)     In case the Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections above, inclusive, which would have an inequitable effect on the holders of Series D Preferred Stock, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation on the advice of the Corporation’s independent public accountants may in good faith determine to be equitable in the circumstances.

                                         (C)     No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment with respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                                         (D)     The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                                (v)     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this section, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (C) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series D Preferred Stock.

                       (d)     Notices of Record Date.  In the event that this Corporation shall propose at any time:

                                 (i)     to declare any dividend or distribution (other than by purchase of Common Stock of employees, officers and directors pursuant to the termination of such persons or pursuant to the Corporation’s exercise of rights of first refusal with respect to Common Stock held by such persons) upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                 (ii)     to effect any reclassification or recapitalization of its Common Stock shares outstanding involving a change in the Common Stock; or

                                 (iii)     to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series D Preferred Stock:

                                         (A)     at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

                                         (B)     in the case of the matters referred to in (ii) and (iii) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series D Preferred Stock at the address for each such holder as shown on the books of this Corporation.  Any such action shall at all times be subject to the voting rights and other rights, preferences and privileges of the Series D Stock Preferred.

                       (e)     No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 6 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment.

                       (f)     Reservation of Common Stock.  The Corporation shall, at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock.  If the Corporation shall not have, as of the Last Original Issue Date, sufficient authorized but unissued Common Stock for the purpose of effecting the conversion of all of the Series D Preferred Stock outstanding from time to time and reserving the number of shares required by the immediately preceding sentence, it shall nonetheless reserve and keep available such number of its duly authorized shares of Common Stock as is in fact available as of that date and shall, at each meeting of stockholders after the date thereof, submit and recommend to its stockholders (subject to the exercise of its fiduciary duties under applicable law) a proposal to increase the number of its authorized shares of Common Stock until such time as the Corporation’s Certificate of Incorporation shall have been amended to increase the number of authorized shares of Common Stock to such number as would, at a minimum, permit the reservation by the Corporation of sufficient shares to allow conversion of all shares of the Series D Preferred Stock as provided herein.  The inability of the Corporation to reserve the required number of shares of Common Stock required by this section shall have no impact on the rank, rights, preferences and privileges of the Series D Preferred Stock, all of which shall be interpreted and applied as if the Corporation had sufficient shares of Common Stock authorized but unissued to effect any conversion.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock or which would cause the effective purchase price for the Series D Preferred Stock to be less than the par value of the shares of Series D Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price or effective purchase price, as the case may be.

                       (g)     No Adjustment.  Upon any voluntary conversion of the Series D Preferred Stock, no adjustment to the conversion rights shall be made for declared but unpaid dividends on the Series D Preferred Stock surrendered for conversion or on the Common Stock delivered.

                       (h)     Cancellation of Preferred Stock.  All shares of the Series D Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any declared but unpaid dividends thereon.  Any shares of the Series D Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series D Preferred Stock accordingly.

          7.          Preemptive Rights.

                       (a)     Except as set forth in Section 7(c), the Corporation shall not issue or sell any shares of Common Stock or other securities, any rights or options to purchase Common Stock, Preferred Stock, or other securities, or any debt or shares convertible into or exchangeable for Common Stock, Preferred Stock, or other securities, whether now or hereafter authorized and whether unissued or in the treasury (collectively, “Preemptive Shares”), unless each holder of Series D Preferred Stock shall first have been given the right to acquire, at a price no less favorable than that at which such Preemptive Shares are to be offered to others, a portion of the Preemptive Shares, as provided in Section 7(b).

                       (b)     The Corporation shall give each holder of Series D Preferred Stock prior written notice of any proposed issuance or sale described in Section 7(a), including the price at which such securities are to be offered and the time period for the offering, and the holders of Series D Preferred Stock shall have thirty (30) days from the giving of such notice within which to elect to acquire that number of the Preemptive Shares equal to the product of the total number of Preemptive Shares being offered and a fraction, determined as of the time immediately prior to the issuance of the Preemptive Shares, the numerator of which is equal to the sum of (i) the number of shares of Common Stock then outstanding as a result of the conversion of shares of Series D Preferred Stock, and (ii) the number of shares of Common Stock into which all outstanding shares of Series D Preferred Stock could be converted, and the denominator of which is equal to the sum of (x) the number of shares of Common Stock then outstanding, (y) the number of shares of Common Stock into which all outstanding shares of Series D Preferred Stock could be converted, and (z) the number of shares of Common Stock issuable upon conversion or exercise of all outstanding options, warrants and other rights for the purchase of capital stock of the Company, and all outstanding shares of all series of Preferred Stock other than the Series D Preferred Stock (such number of Preemptive Shares being referred to herein as the “Series D Preemptive Shares”).  Each holder of Series D Preferred Stock may acquire that portion of the Series D Preemptive Shares being offered equal to its percentage ownership of the outstanding Series D Preferred Stock immediately preceding the issuance of the Preemptive Shares; provided, however, that if any holder of Series D Preferred Stock does not elect to purchase his or its portion of such Series D Preemptive Shares in full, the each remaining holder of Series D Preferred Stock having elected to purchase its respective portion of the Series D Preemptive Shares (each such holder being referred to as an “Electing Holder”) shall have the right to purchase such number of unpurchased Series D Preemptive Shares equal to the product of such number of unpurchased Series D Preemptive Shares and a fraction, determined as of the time immediately prior to the issuance of the Preemptive Shares, the numerator of which is equal to the number of shares of Series D Preferred Stock held by such Electing Holder and the denominator of which is equal to the number of shares of Series D Preferred Stock held by all Electing Holders.  If any transaction specified by the Corporation in any such notice shall not be consummated within one hundred twenty (120) days from the date of such notice, the Corporation shall again comply with the provisions of this Section 7 with respect to such transaction, and all holders of Series D Preferred Stock shall again have preemptive rights hereunder with respect to the transaction, regardless of whether any such stockholder had previously exercised or failed to exercise such rights.  Any purchase of securities pursuant to the exercise of preemptive rights shall be consummated simultaneously with, and shall be conditioned upon, consummation of the transaction proposed by the Corporation.

                       (c)     The restrictions contained in, and preemptive rights granted under, this Section 7 shall not apply to:

                                 (i)     the sale or issuance of Common Stock or Common Stock equivalents pursuant to any stock incentive plan of the Company;

                                 (ii)     the sale or issuance of Common Stock or Common Stock equivalents to officers or members of the Board of Directors of the Company, if and to the extent that such sale or issuance is approved by the Board of Directors (including a majority of the directors appointed by the holders of shares of Series D Preferred Stock);

                                 (iii)     the issuance of shares of Common Stock or Common Stock equivalents to third parties in conjunction with technology licenses, strategic alliances or commercial financing transactions, if and to the extent that the transaction in which such issuance is to be made is approved by the Board of Directors (including a majority of the directors appointed by the holders of shares of Series D Preferred Stock);

                                 (iv)     shares of Common Stock or Common Stock equivalents issued in connection with:

                                         (A)     an acquisition of all or any portion of the assets of a business or a division of any entity;

                                         (B)     a merger or consolidation of the Corporation into or with another entity;

                                         (C)     a business combination effected through an exchange of the Corporation’s shares for the securities of another entity; or

                                         (D)     a strategic corporate partnership or joint venture;

if and to the extent that the transaction in which such issuance is to be made is approved by the Board of Directors (including a majority of the directors appointed by the holders of shares of Series D Preferred Stock);

                                 (v)     shares of Common Stock issued upon conversion of shares of Series D Preferred Stock;

                                 (vi)     shares of capital stock of the Company issued in a public offering occurring after the date hereof that results in aggregate gross proceeds to the Company of at least Twenty Five Million Dollars ($25,000,000); or

                                 (vii)     shares of Common Stock issued upon the exercise or conversion of outstanding options, warrants or other Common Stock equivalents.

The rights granted to the holders of Series D Preferred Stock under this Section 7 may be waived for all such holders with respect to any Preemptive Shares by a written waiver executed by the holders of Series D Preferred Stock possessing greater than fifty percent (50%) of the total voting power of the outstanding Series D Preferred Stock.

          8.          Redemption Rights.

                       (a)     At the Option of Holders.  Subject to Section 8(b), if at the next stockholder meeting following the Last Original Issue Date, the stockholders do not approve an amendment to the Corporation’s Certificate of Incorporation increasing the number of authorized shares of Common Stock to permit reservation by the Corporation of sufficient shares of Common Stock to allow conversion of all shares of Series D Preferred Stock outstanding, the Corporation shall, upon the receipt by the Corporation of a written request delivered no earlier than December 31, 2004 (the “Redemption Request”) from the holders of a majority of the then outstanding Series D Preferred Stock, redeem such number of shares of Series D Preferred Stock as would correspond, on an as converted basis, to the corresponding number of shares of Common Stock that could not be reserved and made available for conversion (such number of shares of Series D Preferred Stock being referred to as the “Redemption Shares”).  The Redemption Price (as defined below) shall be paid in cash in one installment due and payable no later than thirty (30) days from the date of the Redemption Request (the “Redemption Date”), unless a fair market value determination has to be made by the Board of Directors as provided below, in which case the installment shall be due and payable as provided below.

                       (b)     Partial Redemption.  If on the Redemption Date, less than all of the Redemption Shares then outstanding may be legally redeemed by the Corporation, (a) the Corporation shall redeem the maximum number of Redemption Shares that may be redeemed out of funds legally available for such redemption, with such shares to be redeemed proportionately from the holders of Series D Preferred Stock according to the total number of shares of Series D Preferred Stock owned by each, and (b) the Corporation shall thereafter be obligated to, and shall, at such time as it possesses funds legally available therefor, redeem the remainder of such Redemption Shares.  On and after the Redemption Date, all rights in respect of the Redemption Shares, except the right to receive the Redemption Price as herein provided, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Redemption Price as herein provided, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                       (c)     Redemption Price.

                                 (i)     If the Common Stock has been traded in the open market (e.g., “pink sheets”, bulletin board, NASDAQ, or any national securities exchange constituting the primary trading market for the Common Stock) during the ten (10) trading days prior to the Redemption Date, the Redemption Price for each share of Series D Preferred Stock shall be equal to the greater of (A) the consideration paid to the Corporation for such share of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar capitalization affecting such share) plus all accrued and unpaid dividends on such share, if any, or (B) an amount equal to the average closing sales price per share of Common Stock in the open market during the ten (10) trading days preceding the Redemption Date multiplied by the number of shares of Common Stock the holder of such share of Series D Preferred Stock would have been entitled to receive for such share if it had exercised its conversion rights immediately prior to the Redemption Date.

                                 (ii)     If the Common Stock has not been traded in the open market during the ten (10) trading days prior to the Redemption Date as a result of the Company no longer being subject to the Securities Exchange Act of 1934 or the Securities Act of 1933, both as amended from time to time, the Redemption Price for each share of Series D Preferred Stock shall be the greater of (A) the aggregate total consideration paid to the Corporation for such share of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar capitalization affecting such share) plus all accrued and unpaid dividends on such shares, if any, or (B) the fair market value of such share as established in good faith by the Corporation’s Board of Directors as set forth below after receiving appropriate valuation advice from a reputable investment banking firm reasonably acceptable to the redeeming holders of Series D Preferred Stock.  The Board of Directors shall make such fair market value determination and notify the holders of Series D Preferred Stock thereof within thirty (30) days following the Redemption Date (such determination being referred to herein as the “Original Determination”).  If the holders of a majority of the then outstanding shares of Series D Preferred Stock agree with the Original Determination, payment of the Redemption Price shall be due and payable no later than thirty (30) days following such notification.  If, however, the holders of a majority of the then outstanding Series D Preferred Stock shall give the Corporation written notice within ten (10) days of their receipt of the Original Determination that they disagree with the Original Determination, then the holders of a majority of the outstanding Series D Preferred Stock and the Corporation shall attempt to agree upon a fair market value.  Should such holders of Series D Preferred Stock and the Corporation be unable to agree during the twenty (20) day period immediately following the giving of the written notice of such disagreement as to the fair market value without the employment of appraisers, then they shall each select one (1) appraiser experienced in the business of evaluating or appraising the market value of stock.  The two (2) appraisers so selected (the “Initial Appraisers”) shall, on or prior to the expiration of forty-five (45) days from their respective appointments, appraise such shares to be redeemed as of the Redemption Date, and give written notice of their respective appraisals to the Corporation and the holders of Series D Preferred Stock.  The Initial Appraisers shall base their respective determinations upon all considerations that they determine to be relevant but shall assume:  (1) no discounts for minority ownership interest or illiquidity, and (2) that any contractual or applicable federal or state securities law restrictions on transferability are not applicable.  If the difference between each resulting appraisal and the Original Determination is not greater or less than ten percent (10%) of the Original Determination, then the Original Determination shall be deemed to be the fair market value, and the Redemption Price shall then be due and payable no later than thirty (30) days from the receipt by the Corporation and the holders of the Series D Preferred Stock of the Initial Appraisers’ determinations.  If the difference between either of the resulting appraisals and the Original Determination is greater or less than ten percent (10%) of the Original Determination, but not greater or less than twenty percent (20%) of the Original Determination, then the average of the appraisals shall be deemed the fair market value, and the Redemption Price shall then be due and payable no later than thirty (30) days from the receipt by the Corporation and the holders of the Series D Preferred Stock of the Initial Appraisers’ determinations.  If the difference between either of the resulting appraisals and the Original Determination is greater or less than twenty percent (20%) of the Original Determination, the Initial Appraisers shall select an additional appraiser (the “Additional Appraiser”), who shall be experienced in a manner similar to the Initial Appraisers.  If they fail to select such Additional Appraiser as provided above, then the Corporation shall immediately apply, after written notice to the holders of the Series D Preferred Stock, to any judge of any court of general jurisdiction for the appointment of such Additional Appraiser.  The Additional Appraiser shall then choose from the values determined by the Initial Appraisers the value that the Additional Appraiser considers closest to the fair market value of Series D Preferred Stock, and such value shall be the fair market value.  The Additional Appraiser shall forthwith give written notice of such Additional Appraiser’s determination to the Corporation and the holders of Series D Preferred Stock.  Each party shall pay the expenses and fees of the Initial Appraiser selected by him or it, and, if an Additional Appraiser is employed, the party who selected the Initial Appraiser whose value determination was rejected by the Additional Appraiser shall pay all the expenses and fees of the Additional Appraiser.  The Redemption Price shall then be due and payable no later than thirty (30) days from the Additional Appraiser’s determination.

          IN WITNESS WHEREOF, TurboChef Technologies, Inc. has caused this Certificate of Designation to be executed by its duly authorized representative as of this 27th day of October, 2003.

TURBOCHEF TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Bogatin

Name: Jeffrey B. Bogatin
Title: Chairman